EXHIBIT (a)(1)(H)
TD AMERITRADE
OPTION AMENDMENT
     TD AMERITRADE Holding Corporation (the “Company”) and [OPTIONEE NAME] (the “Optionee”) are parties to the stock option agreements listed on Exhibit A (“Agreements”) granting Optionee options (the “Options”) to purchase shares of the Company’s common stock subject to the terms of the Company’s 1996 Long-Term Incentive Plan.
     1. Modification of Exercise Price. As of the date hereof, the Exercise Price per Share set forth in the Agreements shall be amended to an Exercise Price per Share of [___].
     2. Option Agreements. To the extent not expressly amended hereby, the Agreements remain in full force and effect.
     3. Entire Agreement. This Amendment, taken together with the Agreements (to the extent not expressly amended hereby) and any duly authorized written agreement entered into by and between the Company and the Optionee relating to the stock option grants evidenced by the Agreements, represent the entire agreement of the parties, supersede any and all previous contracts, arrangements or understandings between the parties with respect to the stock option grants evidenced by the Agreements, and may be amended at any time only by mutual written agreement of the parties hereto. This Amendment amends your Agreements. Please read this Amendment carefully and keep it for future reference.
     IN WITNESS WHEREOF, this instrument is executed as of                     , 2007.

TD AMERITRADE HOLDING CORPORATION
By:

Exhibit A

Ameritrade Holding Corporation 1996 Long-Term
Incentive Plan	Grant Number	Option Grant Date
	[INSERT]	[INSERT]

	[INSERT]	[INSERT]

	[INSERT]	[INSERT]